Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Michael L. Schmickle	Investor Relations:
EVP & Chief Financial Officer	Investorrelations@workflowmanagement.com
Workflow Management, Inc.	(561) 659-6551 ext. 461
(561) 659-6551 ext. 302

WORKFLOW MANAGEMENT REPORTS

FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

CONFERENCE CALL SET FOR JULY 22, 2003 AT 11:00 am (EDT)

•	Fiscal 2003 revenues of $622.7 million compared to $619.0 million in the prior year

•	Gerald F. Mahoney elected Chairman of Board of Directors following resignation of Thomas B. D’Agostino, Sr.

•	Agreement in Principle reached with Senior Lenders on Credit Facility Amendment

Palm Beach, FL—July 21, 2003—Workflow Management, Inc. (NASDAQ: WORK), today reported results for the fiscal year and three months ended April 30, 2003.

Fiscal Year End and Fourth Quarter Financial Results

After giving effect to the costs and write-offs discussed below, Workflow today reported a GAAP net loss for the fiscal year ended April 30, 2003 of $39.9 million or $3.02 per diluted share versus net income of $9.2 million or $0.70 per diluted share in fiscal 2002. The net loss during fiscal 2003 consisted of a $29.4 million loss from continuing operations, or $2.23 per diluted share, and a $10.5 million loss from discontinued operations, or $0.79 per diluted share.

Revenues for fiscal 2003 increased 0.6% to $622.7 million versus $619.0 million in the prior year. Fiscal 2003 EBITDA was $40.1 million before certain items discussed below compared to EBITDA of $38.7 million last fiscal year. Income from continuing operations, excluding the after-tax impact of the items listed below, for fiscal 2003 was $6.2 million or $0.47 per diluted share versus income from continuing operations of $8.9 million or $0.68 per diluted share a year ago.

During fiscal 2003, Workflow recorded certain costs totaling approximately $41.2 million. The pre-tax effected items recorded in the results from continuing operations include:

•	$18.0 million in a non-cash goodwill impairment charge

•	$1.1 million inventory write-off included within cost of revenues

•	$3.4 million in restructuring costs

•	$2.7 million in asset write-downs

•	$0.7 million in uncollectible notes receivable

•	$4.0 million in severance and other employment costs

•	$6.0 million loss from an interest rate hedge

•	$1.8 million in fees for an unexecuted debt offering

•	$3.5 million in financing fees and other banking related costs

After applying a 26.0% effective tax rate to the items listed above and recording $5.1 million in additional tax expense associated with the deemed dividend treatment of pledging the Company’s Canadian assets against the U.S. based credit facility, income from continuing operations was reduced by $35.6 million, or $2.70 per diluted share.

“We continue to be encouraged about our core business. Workflow Management achieved steady revenues and an increase in EBITDA before certain items in 2003 notwithstanding a sluggish economy, weakness in the printing industry, uncertainty surrounding the Company’s capital structure, and changes in executive management. This is further evidence of the value of Workflow’s products and services to current and potential customers, the soundness of our strategy, the quality of our deliverables, and the capability of Workflow’s managers and staff,” stated Gary W. Ampulski, President and Chief Executive Officer. “Workflow’s relationships with the business community continue to be strong. We and our suppliers are ready to meet the needs of an expanding customer base with our continued high standards of excellence. The Company is not in arrears with suppliers nor has our supply chain to our customers been interrupted as a result of current business conditions.”

For the three months ended April 30, 2003, the Company reported a GAAP net loss from continuing operations of $21.3 million, or $1.60 per diluted share, and $639,000 income from discontinued operations, or $0.04 per diluted share. Fourth quarter revenues decreased 3.9% to $152.5 million versus $158.7 million in the prior year. Fourth quarter EBITDA was $10.2 million, before $21.6 million in charges for restructuring, asset write-downs, severance costs and the goodwill impairment of the types discussed above, compared to EBITDA of $10.6 million last year. Income from continuing operations, excluding the after-tax impact of the foregoing items and the tax impact of pledging Canadian assets against U.S. debt, for the fourth quarter was $1.6 million or $0.12 per diluted share versus income from continuing operations of $2.8 million or $0.21 per diluted share in the comparable period a year ago. After applying a 17.6% effective tax rate to the foregoing items and recording $5.1 million in additional tax expense associated with the deemed dividend treatment of pledging the Company’s Canadian assets against the U.S. based credit facility, income from continuing operations was reduced by $22.9 million, or $1.72 per diluted share.

“Workflow has made great progress in recent times, successfully integrating operations in the New York, Toronto and Los Angeles areas, and is well underway with the amalgamation of our SFI and iGetSmart businesses. Going forward, our ongoing consolidation efforts will be combined with an increased focus on customer profitability and sales effectiveness. We believe this should result in additional cash flows to operate the business, improved operating margins and increased earnings,” said Ampulski.

This discussion of Workflow’s financial results includes a number of non-GAAP financial measures. Specifically, EBITDA, EBITDA before certain items, and income from continuing operations excluding the after tax impact of restructuring costs and certain other charges are all non-GAAP financial measures. For all non-GAAP financial measures, the Company has presented in the summary financial information included with this press release the most directly comparable GAAP financial measures and has reconciled the non-GAAP financial measures with these most directly comparable GAAP financial measures.

The Company believes that these non-GAAP financial measures provide useful information to assist in understanding the ongoing, underlying operational performance of the Company. Specifically, the Company believes that these non-GAAP financial measures allow those interested to more easily assess quarter-to-quarter and year-to-year comparisons of the Company’s financial performance. In addition, the lenders under the Company’s credit facility have requested and utilize certain of these non-GAAP financial measures in their analysis of the Company’s ongoing business performance.

Mahoney elected new Chairman; D’Agostino resigns as Chairman

The Company also announced that Thomas B. D’Agostino, Sr., the Chairman of the Board of Directors, has resigned from the Board and as Chairman, and has released the Company from any obligation to pay severance or other amounts under his employment agreement with the Company. At April 30, 2003, the Company had accrued $2.6 million for obligations under Mr. D’Agostino’s agreement. Based on the results of an investigation conducted by the Audit Committee of the Board with the assistance of forensic auditors and special counsel, the Audit Committee determined that Mr. D’Agostino failed to comply with Company policies and procedures, including those relating to expenses and personal business activities, that Mr. D’Agostino failed to furnish complete information to the Board regarding certain transactions, and that Mr. D’Agostino should reimburse the Company for certain expenses paid by the Company. While not admitting to any wrongdoing, Mr. D’Agostino has paid $400,000 to the Company in settlement of these matters. The results of the Audit Committee investigation did not reveal any matters that would have a material impact on the financial statements of the Company for any prior historical period.

Following Mr. D’Agostino’s resignation, the Board elected Gerald F. Mahoney as the Chairman of the Board. Mr. Mahoney was elected to the Board in October 2002 and later served as the Company’s interim CEO while the Board conducted a search that resulted in the hiring of Gary Ampulski, the current CEO. Mr. Mahoney was a founder, and from 1994 to 2001 served as the Chairman, Chief Executive Officer and as a member of the board of directors of Mail-Well, Inc., a New York Stock Exchange Company and one of the largest commercial printers in North America. Mr. Mahoney commented, “I am pleased to be Chairman of a company in a good business with an outstanding management team in place in whom I have great trust and confidence.”

Credit Facility Status and Update

Workflow also announced today that the Company has reached an agreement in principle with its senior lenders on the terms of an amendment to the Company’s credit facility. The amendment is still subject to final approval by both parties and the execution of definitive legal documents, which is anticipated in the next few weeks. In addition to addressing various financial covenant issues discussed below, the agreement reached with the lenders would amend the maturity dates of the various components of the credit facility debt in order to provide the Company greater flexibility to pursue strategic alternatives, as previously announced and as discussed below.

The Company had previously announced its expectation that the Company’s fiscal 2003 audited financial statements would include a going concern opinion as a result of the $50 million of credit facility debt due December 31, 2003. However, in the event the maturity dates of the credit facility are modified in a manner consistent with the agreement in principle reached by the Company and its lenders, the Company anticipates that its auditors’ opinion for its fiscal 2003 financial statements will not include an uncertainty related to the Company’s ability to continue as a going concern. “We are very pleased with our lenders’ approach and their willingness to work with us to accommodate the needs of our business as we go forward,” said Ampulski.

At April 30, 2003, the Company had exceeded covenants in its credit facility that limited capital expenditures and the incurrence of restructuring costs. As a result of the Company’s integration of certain operations earlier than anticipated, the Company exceeded the capital expenditure covenant by $700,000 and due to the Company’s decision to more aggressively restructure its operations than originally anticipated, the Company exceeded its restructuring cost covenant by $1.1 million. The Company’s lenders have agreed to forebear from exercising any remedies related to these covenants through July 31, 2003 and, as part of the agreement in principle discussed above, the Company is working with its lenders to obtain appropriate amendments to the credit facility with respect to these and other covenants. In addition to amendments and waivers related to the capital expenditure and restructuring cost covenants discussed above, the Company is also working with its lenders to amend the calculation of EBITDA for credit facility covenant purposes to exclude the impact of goodwill impairment and the results of discontinued operations.

Exploration of Refinancing and other Strategic Alternatives

As previously announced in a release dated June 25, 2003, the Company has been contacted by a large number of third parties who have expressed a desire to explore transactions ranging from investments in Workflow to an acquisition of the Company at a premium to the current market price. In light of these inquiries, the Board and the financial advisor to the Company and the Board’s Special Committee, Jefferies & Company, Inc., are exploring a number of potential strategic alternatives to improve the Company’s capital structure, including a potential recapitalization or sale of the Company. The Special Committee has directed Jefferies

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& Company to vigorously explore available alternatives and to actively engage in discussions with interested third parties. However, the Company is not a party to any written agreements with any third parties regarding these potential transactions nor is the Company negotiating any specific transaction terms with any particular third party at this time. There can be no assurance that any transaction will occur, and, if any transaction occurs, what the structure or terms of such transaction would be. Unless otherwise required by applicable securities laws, the Company does not expect to make any further public announcements regarding any potential transactions.

Conference Call

A conference call to discuss the year end and fourth quarter results will be held at 11:00 am, Tuesday, July 22, 2003. The call will be broadcast live over the Internet and can be accessed at www.workflowmanagement.com. The conference call number is 1-877-375-2162. International callers should dial 1-973-582-2737.

A replay of the conference call will be available approximately one hour after the conclusion of the conference call. The replay may be accessed by telephone by calling 1-877-519-4471 for calls originating within the United States or 1-973-341-3080 for international calls. The password is 4068996# and the replay will be available through August 12, 2003.

About Workflow Management, Inc.

Workflow Management, Inc. is a leading provider of end-to-end print outsourcing solutions. Workflow services, from production of logo-imprinted promotional items to multi-color annual reports, have a reputation for reliability and innovation. Workflow’s complete set of solutions includes document design and production consulting; full-service print manufacturing; warehousing and fulfillment; and iGetSmartTM – one the industry’s most comprehensive e-procurement, management and logistics systems. Through custom combinations of these services, the Company delivers substantial savings to its customers—eliminating much of the hidden cost in the print supply chain. By outsourcing print-related business processes to Workflow, customers streamline their operations and focus on their core business objectives. For more information, go to our website at www.workflowmanagement.com.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include: economic downturns; changes in customer purchasing patterns; risks associated with our debt service and our ability to comply with the terms and covenants of our credit agreement with our lenders; risks associated with refinancing our existing debt obligations; risks associated with pursuing and consummating refinancing and other strategic alternatives, including risks related to our inability to consummate a transaction; risks associated with future growth; risks associated with acquisitions; change in customer preferences and trends away from print; risks associated with foreign and international business; disruptions in product supplies; decreased availability and increased cost of paper; competition in our markets; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of the Company’s common stock; and volatility of the Company’s common stock. The information included in this press release is operative as of this date only. Workflow Management, Inc. does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Workflow Management, Inc. will refrain from updating projections made in this press release unless it does so through means that are designed to provide broad distribution of the information to the public.

Workflow Management, Inc.

Consolidated Statement of Operations

(In thousands, except per share data)

	Three Months Ended				Fiscal Year Ended
	April 30, 2003		April 30, 2002		April 30, 2003		April 30, 2002
	(Unaudited)		(Unaudited)
Revenues	$152,534		$158,733		$622,717		$618,956
Cost of revenues	109,164		115,349		450,576		446,229

Gross profit	43,370	28.4%	43,384	27.3%	172,141	27.6%	172,727	27.9%
S, G & A expenses	35,566		35,260		142,880		144,174
Restructuring costs	3,183				3,426
Goodwill impairment	17,996				17,996
Asset write-downs	600				2,706
Uncollectible notes receivable					681
Severance and other employment costs	179				4,025

Operating income	(14,154)	-9.3%	8,124	5.1%	427	0.1%	28,553	4.6%
Other (income) expense:
Interest expense	4,256		3,114		19,825		13,540
Interest income	(46)		(163)		(387)		(813)
Loss on ineffective interest rate hedge	239				5,990
Financing fees and other banking related costs	(602)				5,248
Other	100		307		115		542

(Loss) income from continuing operations before provision for income taxes	(18,101)		4,866		(30,364)		15,284
(Benefit) provision for income taxes	3,236		2,079		(945)		6,429

(Loss) income from continuing operations	(21,337)		2,787		(29,419)		8,855
Income (loss) from discontinued operations, net of tax	639		(61)		(10,510)		342

Net (loss) income	$(20,698)		$2,726		$(39,929)		$9,197

Adjusted EBITDA Reconciliation:
Operating income	$(14,154)		$8,124		$427		$28,553
Depreciation and amortization	2,392		2,504		9,720		10,166

EBITDA	(11,762)	-7.7%	10,628	6.7%	10,147	1.6%	38,719	6.3%
Operating income adjusting items:
Inventory write-down included in cost of revenues					1,146		—
Restructuring costs	3,183				3,426		—
Goodwill impairment	17,996				17,996
Asset write-downs	600				2,706		—
Uncollectible notes receivable					681		—
Severance and other employment costs	179				4,025		—

Operating income adjustments subtotal	21,958		—		29,980		—

Adjusted EBITDA	$10,196	6.7%	$10,628	6.7%	$40,127	6.4%	$38,719	6.3%

Adjusted income from Continuing Operations Reconciliation:
(Loss) income from continuing operations	$(21,337)		$2,787		$(29,419)		$8,855
Adjusting items:
Operating income adjustments (from above)	21,958				29,980
Other non-operating adjustments	(363)				11,238

Pre-tax adjusting items	21,595		—		41,218		—
Tax (benefit) expense associated with adjustments	(3,798)	-17.6%			(10,718)	-26.0%

Adjusting items, net of tax	17,797		—		30,500		—
Tax expense resulting from pledge of Canadian assets	5,145				5,145

Income from continuing ops adjustments subtotal	22,942		—		35,645		—

Adjusted income from continuing operations	$1,605		$2,787		$6,226		$8,855

Basic earnings per share:
(Loss) income from continuing operations	$(1.60)		$0.21		$(2.23)		$0.68
(Loss) income from discontinued operations	0.04		(0.00)		(0.79)		0.02

Net (loss) income	$(1.56)		$0.21		$(3.02)		$0.70

Diluted earnings per share:
(Loss) income from continuing operations	$(1.60)		$0.21		$(2.23)		$0.68
(Loss) income from discontinued operations	0.04		(0.00)		(0.79)		0.02

Net (loss) income	$(1.56)		$0.21		$(3.02)		$0.70

Adjusted diluted EPS from continuing operations:
Adjusted income from continuing operations (from above)	$1,605		$2,787		$6,226		$8,855
Diluted weighted average common shares outstanding	13,300		13,153		13,222		13,101

Adjusted diluted EPS from continuing operations	$0.12		$0.21		$0.47		$0.68

Weighted average shares outstanding:
Basic EPS data	13,300		13,111		13,222		13,053
Diluted EPS data	13,300		13,153		13,222		13,101

SELECTED CONSOLIDATED BALANCE SHEET DATA:

	April 30, 2003	April 30, 2002
	(Unaudited)
Cash and cash equivalents	$4,992	$5,262
Accounts receivable, net	89,585	102,184
Inventories	49,182	50,529
Goodwill and other intangible assets	110,822	129,776
Total assets	329,877	358,199

Credit facility debt	165,107	157,150
Total liabilities	262,011	261,417
Total stockholders’ equity	67,866	96,782